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                                                                     Exhibit 1.2

                           Share Handling Regulations
                              (English Translation)
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                                  (Translation)

                           SHARE HANDLING REGULATIONS

                                       OF

                               RICOH COMPANY, LTD.

                         CHAPTER I. GENERAL PROVISIONS

(Purpose)

     Article 1. Pursuant to Articles 5 and 8 of the Articles of Incorporation, the types of share certificates of the Company, handling procedures and fees related to the handling of share certificates shall be governed by these Regulations; provided, however, that in addition to these Regulations, handling procedures with respect to the beneficial owners of the shares shall be governed by the rules provided by Japan Securities Depository Center Inc. (hereinafter referred to as the "Center").

(Transfer Agent)

     Article 2. The transfer agent of the Company, its handling office and forwarding offices are as follows:

Transfer Agent:
     The Chuo Mitsui Trust and Banking Company, Limited
     33-1, Shiba 3-chome
     Minato-ku, Tokyo

Handling Office:
     The Chuo Mitsui Trust and Banking Company, Limited (Head Office) 33-1, Shiba 3-chome
     Minato-ku, Tokyo

Forwarding Offices:
     All branch offices in Japan of The Chuo Mitsui Trust and Banking Company, Limited and the head office and all branches offices in Japan of the Japan Securities Agents Limited

(Types of Share Certificates)

     Article 3. The share certificates to be issued by the Company shall be in the following seven (7) denominations: one (1) share, five (5) shares, ten (10) shares, fifty (50) shares, one-hundred (100) shares, five-hundred (500) shares, and one-thousand (1,000) shares; provided, however, that share certificates representing any number of

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shares less than one-hundred (100) shares may be issued by stating the number of shares issued.

             2. The shareholders shall not request the issuance of share certificates representing a number of shares constituting less than one unit as set forth in Article 6 of the Articles of Incorporation (hereinafter referred to as "Less-Than-One-Unit Share Certificates"), except as provided in Articles 21, 22 and 26 hereof.

(Method of Request, Notification and Application)

     Article 4. The procedures to submit a request, notification or application with respect to the businesses delegated to the transfer agent by the Company shall be submitted to the transfer agent.

             2. Any request, notification or application to be made under these Regulations shall be in the form prescribed by the Company and shall be affixed with the registered seal, which seal impression has been registered with the Company in accordance with the provisions of Article 14 hereof.

             3. In the case that any request, notification or application hereunder is made or given by a proxy, a document evidencing the power of the proxy must be presented. In the event that any request, notification or application requires the consent of a curator or assistant, a document evidencing such consent must be presented.

                   CHAPTER II. REGISTRATION OF TRANSFER, Etc.

(Registration of Transfer)

     Article 5. In the case of an application to register a transfer of shares, an application together with the share certificates shall be submitted.

             2. In the case of an application to register a transfer of shares for the reasons other than an assignment, a document evidencing the acquisition thereof shall be submitted in addition to the application and the share certificates; provided, however, that in case that the share certificates have not been issued, submission of the share certificates thereof shall not be required.

(Registration of Transfer pursuant to Specific Procedures under the Statutes)

     Article 6. In the event that a specific procedure is required by the statutes to register a transfer of shares, an application together with the share certificates and a document evidencing the completion of such procedure shall be submitted.

(Registration in the Register of Beneficial Owners)

     Article 7. Registering or recording in the Register of Beneficial Owners shall be made based upon the notice from the Center relating to the beneficial owners and the beneficial ownership card.

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(Beneficial Ownership Card)

     Article 8. Beneficial owners shall submit a beneficial ownership card through a participant.

(Aggregation)

     Article 9. In the event that a shareholder registered or recorded in the Register of Shareholders is recognized to be identical to a beneficial owner registered or recorded in the Register of Beneficial Owners based on the address and the name of such shareholder, the number of shares held by such shareholder shall be aggregated for the purpose of exercising shareholder's rights.

                    CHAPTER III. REGISTRATION OF PLEDGE AND
                          INDICATION OF TRUST PROPERTY

(Registration or Cancellation of Pledge)

     Article 10. In the case of an application for registration, alteration or cancellation of a pledge on shares, an application therefor shall be submitted under the joint signatures of the pledgor and the pledgee together with the share certificates.

(Indication or Cancellation of Trust Property)

     Article 11. In the case of an application for indication or cancellation of trust property on shares, the trustor or the trustee shall submit an application together with the share certificates.

                CHAPTER IV. NON-POSSESSION OF SHARE CERTIFICATES

(Requests of Non-Possession of Share Certificates)

     Article 12. In the case of a request for the non-possession of share certificates, such request shall be submitted with the share certificates; provided, however, that in the case that the share certificates have not been issued, submission of the share certificates shall not be required.

(Application for Delivery of Non-Possession Share Certificates)

     Article 13. In the case that a shareholder, who has made a request for non-possession of share certificates, requests for issuance or return of the share certificates, such shareholder shall be required to submit an application to that effect; provided, however, that in the case the share certificates are treated as not having been issued, such shareholder may not apply for issuance of Less-Than-One-Unit Share Certificates.

                        CHAPTER V. VARIOUS NOTIFICATIONS

(Notification of Name, Address and Seal Impression of Shareholder, Etc.)

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     Article 14.  Shareholders, Beneficial Owners and registered pledgees or their statutory representatives shall provide a notification of their names, addresses and seal impressions; provided, however, that foreigners may substitute the seal impression with a specimen of their signature.

             2. The same procedures shall apply when there are any changes in the items notified under the preceding paragraph.

(Notification of Addresses where Shareholders Residing Abroad, etc. Receive Notices)

     Article 15. In addition to the requirements provided for in the preceding Article, Shareholders, Beneficial Owners and registered pledgees or their statutory representatives residing abroad shall appoint resident standing proxies in Japan or provide notification of the addresses in Japan where they shall receive notices.

             2. The provisions in the preceding Article shall apply mutatis mutandis to resident standing proxies.

(Representative of a Corporation)

     Article 16. In the case that a Shareholder or Beneficial Owner is a corporation, notification of one (1) representative of such corporation shall be provided to the Company.

             2. When the representative has changed, a notification together with a certified excerpt from the commercial register shall be submitted.

(Representative of Joint-owners of Shares)

     Article 17. Shareholders or Beneficial Owners who own shares jointly shall appoint one (1) representative and provide notification thereof with the signatures of all of the joint shareholders.

             The same procedure shall apply in the case of a change in such representative.

(Change in Entries of the Register of Shareholders, the Register of Beneficial Owners and Share Certificates due to a Change in Surname or Given Name, Etc.)

     Article 18. When a change is to be made in the entries in the Register of Shareholders, the Register of Beneficial Owners or on share certificates for any of the following reasons, a notification thereof shall be submitted together with the share certificates and a document evidencing such fact; provided, however, that submission of the share certificates shall not be required if such share certificates have not been issued or in the case of a change in the entries in the Register of Beneficial Owners:

             1.   Change in the surname or given name;

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             2.   Appointment, change or discharge of statutory representatives such as a person with parental authority or a guardian, etc.;
             3.   Change in the trade name or corporate name; and
             4.   Change in the organization of a legal entity.

(Exception for Various Notifications by Beneficial Owners)

     Article 19. In the case of a notification by a Beneficial Owner set forth in this Chapter, such notification shall be made through a participant; provided, however, that in the case of only a change in the seal impression of the Beneficial Owner, such notification need not be made through a participant.

                 CHAPTER VI. RE-ISSUANCE OF SHARE CERTIFICATES

(Re-issuance of Share Certificates due to Split or Consolidation)

     Article 20. In the case of an application for the issuance of new share certificates due to the consolidation of share certificates, an application thereof shall be submitted together with the share certificates.

             2. Issuance of Less-Than-One-Unit Share Certificates due to a split or a consolidation of share certificates may not be made.

(Re-issuance due to Defacement or Mutilation)

     Article 21. In the case of an application for the issuance of new share certificates due to defacement or mutilation, an application thereof shall be submitted together with the share certificates; provided, however, that when it is difficult to ascertain whether such share certificates are genuine, the provisions set forth in Chapter 7 shall apply.

(Re-issuance due to Filled Columns)

     Article 22. In the case that the columns for recording the names of ownership on the share certificates are completely filled out, the Company shall collect such share certificates and issue new share certificates.

(Automatic Consolidation of Less-Than-One-Unit Share Certificates)

     Article 23. When Less-Than-One-Unit Share Certificates are submitted for a transfer of shares and such share certificates can be consolidated to constitute one (1) unit, the Company shall so consolidate the same, unless otherwise specifically requested by the applicant who has requested the registration of the transfer of shares.

                       CHAPTER VII. RE-ISSUANCE OF SHARE
                            CERTIFICATES DUE TO LOSS

(Registration of Lost Share Certificates or Application for Deregistration)

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     Article 24.  An applicant who requests the registration of lost share certificates shall submit an application together with a document evidencing the acquisition of the share certificates, the loss of such share certificates and an identification of the applicant; provided, however, that in the case that the applicant who requests the registration of lost share certificates is the listed owner of the lost share certificates or registered pledgee, only a document evidencing the loss of share certificates shall be submitted, in addition to the application.

             2. In the case that a registrant of the lost share certificates applies to deregister a registration stated in the preceding paragraph, an application shall be submitted.

(Filing of an Objection to Register Lost Share Certificates)

     Article 25. In the case of filing an objection to the registration of lost share certificates, an application together with the share certificates and an identification of the applicant shall be submitted; provided, however, that in the case that a shareholder or a registered pledgee files an objection, the submission of an identification is not required.

(Re-issuance due to Invalidation)

     Article 26. In the case that a request is made for the re-issuance of invalidated share certificates, an application therefor shall be submitted.

(Applicable Notifications)

     Article 27. In the case that an applicant who requests the registration of lost share certificates is not a shareholder or a registered pledgee and changes are to be made to the entries or records in the register of lost share certificates, the provisions set forth in Articles 14 through 18 shall apply mutatis mutandis.

         CHAPTER VIII. PURCHASE OF LESS-THAN-ONE-UNIT SHARE CERTIFICATES

(Application for Purchase)

     Article 28. In the case that a request is made for the purchase of Less-Than-One-Unit Share Certificates, an application shall be submitted together with the share certificates; provided, however, that in the case that the share certificates have not been issued, submission thereof shall not be required.

             2. In the case that Beneficial Owners submit an application set forth in the preceding paragraph, the procedure shall be carried out through a participant and the Center.

(Purchase Price)

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     Article 29.  The purchase price per Less-Than-One-Unit Share Certificates shall be the closing price of the stock of the Company quoted on the market operated by the Tokyo Stock Exchange on the day on which the application and the share certificates are received at the handling office or a forwarding office set forth in Article 2; provided, however, that in the case that no trading is effected on that day, the purchase price shall be the price at which the shares of the Company are first traded thereafter.

(Payment of Purchase Price)

     Article 30. The purchase price shall be paid to the applicant at the place where the application for purchase was filed on the sixth (6) business day counting from the day following the day on which the purchase price in the preceding Article was determined; provided, however, that when such purchase price includes a premium due to dividends, stock splits or stock options, the purchase price shall be paid prior to the relevant date of record or a day on which the rights due to such stock splits or stock options attach to the share.

             2. The applicant requesting the purchase may request that payment of the purchase price be made by remittance/wire transfer to a bank account or post office account designated by such applicant.

             3. The fees provided for in Article 32, Item 4 shall de deducted from the purchase price at the time of payment thereof.

(Transfer of Shares Purchased)

     Article 31. Less-Than-One-Unit Share Certificates for which an application for purchase has been made shall be transferred to the Company on the day on which the purchase price has been paid or the procedure for payment has been completed pursuant to the preceding Article.

                                CHAPTER IX. FEES

(Fees)

     Article 32. Fees for handling of the shares of the Company shall be free of charge, except in the following cases:

                  (1) Delivery of share certificates pursuant to a request to issue or return share certificates as set forth in Article 13 (Non-possessed share certificates):
                     Yen 200 per share certificate

                  (2) Delivery of share certificates pursuant to a request to reissue share certificates based on Article 21 (Re-issuance due to Defacement or Mutilation) and Article 26 (Re-issuance due to Invalidation):
                     Yen 200 per share certificate

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                  (3) Registration of lost share certificates as set forth in
                  Article 24 (Registration of Lost Share Certificates or Application for Deregistration):
                     Yen 8,600 per registration (deregistration)
                     Yen 500 per share certificate

                  (4) In the case of purchasing Less-Than-One-Unit Share Certificates pursuant to Article 28 (Application for Purchase), an amount per unit calculated pursuant to the following formula, as equivalent to the brokerage commission for the sale and purchase of shares, which will be proportionally divided by the number of Less-Than-One-Unit Share Certificates purchased.

Formula:

In respect of the total amount obtained by multiplying the purchase price per share specified in Article 29 (Purchase Price) by the number of shares constituting one unit of shares:

Amount equal to or less than 1 million yen: 1.150%
Amount exceeding 1 million yen and equal to or less than 5 million yen: 0.900% Amount exceeding 5 million yen and equal to or less than 10 million yen: 0.700% Amount exceeding 10 million yen and equal to or less than 30 million yen: 0.575% Amount exceeding 30 million yen and equal to or less than 50 million yen: 0.375%
     (Any amounts less than Yen 1 are rounded downward.)

Provided, however, that if the amount calculated for one unit of share is less than Yen2,500, the purchase price shall be Yen 2,500.

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                            SUPPLEMENTARY PROVISIONS

1.   Date of Enactment:    April 1, 2003
2.   Date of Amendment:    March 28, 2003
3.   Approved by:          The Board of Directors
4.   Established by:       Head Office of the Department of Human
                           Resources.Administrative Manager
5.   Section in charge:    Head Office of the Department of Human
                           Resources.Department of General Affairs

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